Schedule 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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1934

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                                   SSgA FUNDS

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                          -----------------------------
                                   SSgA Funds
                             One International Place
                           Boston, Massachusetts 02110
                          -----------------------------

To the Shareholders of the SSgA S&P 500 Index Fund:

      We are pleased to submit to you the enclosed proxy, which we believe provides the SSgA S&P 500 Index Fund and you, its Shareholders, a beneficial opportunity. The proxy outlines three proposals, two of which correspond to an intended conversion to a Feeder Fund. The proposed conversion potentially will enable the Fund and, as a result its Shareholders, to realize financial savings and other benefits. The third proposal is designed to modernize the Fund's fundamental investment restrictions, several of which are unnecessary or more restrictive than necessary since Congress passed the National Securities Market Improvement Act of 1996.

      Although we have attempted to draft the proxy in a user-friendly format, please bear in mind that the proxy is a legal document and we are therefore required to follow certain guidelines in its structure and content. In an effort to explain some of the issues associated with the proposals, we have drafted the attached brief overview. In addition, if you have questions regarding the proxy or any of the proposals, please call 888-705-1032 to speak with representatives of the Fund.

      It is important that your shares are represented at the meeting. Therefore, whether or not you expect to be present at the meeting, please review the attached documents, complete and sign the enclosed proxy card, and return it promptly. We look forward to receiving your input in these important matters.

                                    For the Board of Trustees,


                                    Lynn L. Anderson
                                    Chairman

      March 10, 2000

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Although we recommend that you read the complete Proxy Statement, for your convenience, we have provided this brief overview of the proposals.

Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

A: On behalf of your Fund, we are seeking shareholder approval of two proposals to allow your Fund to participate in a master-feeder arrangement, as well as a third proposal to modernize your Fund's investment restrictions. The first proposal is the addition of a fundamental investment policy that modifies your Fund's existing investment policies in the following way: it allows your Fund to invest all of its investable assets in another fund with substantially the same investment objective, policies and restrictions as your Fund. The second proposal is the addition of a rider to your Fund's investment advisory agreement that modifies the duties and fees of State Street Global Advisors, your Fund's current investment adviser (the "Adviser"), as long as your Fund's assets are invested in a Master Fund. We are also seeking shareholder approval of modernized investment restrictions by eliminating or modifying certain restrictions that are no longer required by applicable law. This action will increase your Fund's investment flexibility. Similar action already has been taken by many funds in the industry. Please refer to the proxy statement for a detailed explanation of these proposals.

Q: WHAT IS A MASTER-FEEDER ARRANGEMENT?

A: A master-feeder arrangement is an investment strategy in which one or more investment vehicles (the "Feeder Funds"), "feed" all of their investable assets into another fund (the "Master Fund"). The Feeder Funds may be, among others, mutual funds, commingled institutional funds, and offshore funds. The Master Fund in such an arrangement has the same investment objective, policies and restrictions as its Feeder Funds, and all of the invested assets in such an arrangement are managed jointly by the Master Fund's investment adviser. This arrangement allows different types of investment vehicles to pool their assets in pursuit of a common investment objective, potentially enhancing their performance and lowering expenses through economies of scale.

Q: WHY IS MY FUND SEEKING THIS APPROVAL?

A: As your Fund's Board of Trustees we have determined that seeking this approval is in the best interest of the Fund and its shareholders for two related reasons. The first reason is that upon the Fund's agreement to participate in a master-feeder arrangement, the Adviser has agreed to contractually limit the Fund's total expense ratio, rather than just voluntarily waiving its advisory fee, as it is currently doing, in order to keep expenses at 0.18% of net assets. The second reason is that participating in a master-feeder arrangement is expected to result in a total expense ratio lower than 0.18% of the Fund's net assets, which your Fund is not able to accomplish in its current structural arrangement.

Since the inception of your Fund, the Adviser has voluntarily waived all or most of its advisory fee in order to maintain a total expense ratio of 0.18% for the Fund. However, because this waiver is voluntary, there is a possibility that the Adviser will at some point discontinue the waiver, in which case the total expense ratio would increase. Participation in the proposed master-feeder arrangement will enable your Fund to contractually (rather than voluntarily) limit its total expense ratio to 0.18%, for at least two years.

Under your Fund's current structural arrangement, it will not be possible for total expenses to be less than 0.18% unless the Fund's assets grow to over $6 billion, which is double their current level. However, if the Fund converts to a Feeder Fund, an immediate savings is expected, and the Fund's total expenses are expected to continue to decrease as assets grow. There can be no guarantee that this savings will be realized. However, we believe that the anticipated savings, in addition to the contractual limit on total expenses, is in the best interest of both the Fund and its shareholders.
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Q: HOW WILL THE PROPOSED CONVERSION AFFECT MY ACCOUNT?

A: As your Fund's Board of Trustees we do not expect or intend to authorize a conversion that would result in an increase in expenses, directly or indirectly, for your Fund or its shareholders. Instead, as mentioned above, the proposed conversion will contractually limit, and is expected to decrease, your Fund's total expenses.

The proposed conversion will not affect the value of your account. In addition, you will not need to take any action to enjoy the benefits of the proposed conversion. You can expect the same level of management expertise and high-quality shareholder service to which you've grown accustomed. We will not approve conversion to a Feeder Fund unless a Master Fund with an identical investment objective, substantially similar investment restrictions and the same level of service as your Fund can be found. In addition, your Fund's current Administrator, Frank Russell Investment Management Company, will continue to supervise your Fund's operation and, in conjunction with us as your Fund's Board of Trustees, monitor whether the Master Fund is adequately managing your Fund's assets.

Q: WHY IS MY FUND SEEKING TO ADD A RIDER TO ITS INVESTMENT ADVISORY AGREEMENT?

A: In a master-feeder arrangement, all of the assets of the Feeder Funds are managed jointly by the investment adviser of the Master Fund. Therefore, if your Fund converts to a Feeder Fund it will not require the same services as currently performed by its investment adviser. In order to maximize your Fund's flexibility, we have negotiated a rider to the Fund's investment advisory agreement that modifies the duties and fees of your Fund's current investment adviser during any time in which your Fund has all of its investable assets invested in a Master Fund. If your Fund does not become a Feeder Fund, or at any time withdraws from the master-feeder arrangement, the rider dictates that the duties and fees of your Fund's investment adviser will revert to their current level.

Q: WILL MY VOTE MAKE A DIFFERENCE?

A: Your vote is needed to ensure that the proposals can be acted upon. Your immediate response on the enclosed proxy card(s) will help save on the costs of any further solicitations for a shareholder vote. We encourage all shareholders to participate in the governance of their Fund.

Q: HOW DO THE TRUSTEES OF MY FUND SUGGEST THAT I VOTE?

A: After careful consideration, we unanimously recommend that you vote "FOR" each of the items proposed on the enclosed proxy card(s).

Q:  WHO IS PAYING FOR EXPENSES RELATED TO THE SHAREHOLDERS MEETING?

A: State Street Bank and Trust Company will pay for expenses relating to the shareholder meeting.

Q:  WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A: Representatives of the Fund will be happy to answer your questions about the proxy solicitation. Please call them at 888-705-1032 between 9:00 a.m. and 11:00 p.m. Eastern time, Monday through Friday.

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Q: WHERE SHOULD I MAIL MY PROXY CARD(S)?

A: You may use the enclosed postage-paid envelope.